Exhibit 99.1

Contact:
Big 5 Sporting Goods Corporation
Barry Emerson
Sr. Vice President and Chief Financial Officer
(310) 536-0611
John Mills
Integrated Corporate Relations, Inc.
(310) 395-2215
BIG 5 SPORTING GOODS CORPORATION ANNOUNCES 4TH QUARTER AND FULL FISCAL YEAR 2005 SALES RESULTS
•	40th Consecutive Quarter of Same Store Sales Growth
•	Same Store Sales Increase 1.5%
•	Updates Fourth Quarter Earnings Outlook
EL SEGUNDO, Calif., — January 9, 2006 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported net sales for its fourth quarter and full fiscal year ended January 1, 2006.
For the 13-week fiscal 2005 fourth quarter, net sales were $217.1 million, versus net sales of $217.6 million for the 14-week fourth quarter of fiscal 2004. Fiscal 2004 included 53 weeks, with the extra week included in the Company’s fourth quarter. On a comparable 13-week basis for both fiscal 2005 and fiscal 2004, net sales increased 5.1% and same store sales increased 1.5%. This same store sales increase represented the Company’s 40 th consecutive quarter of positive same store sales comparisons. The Company’s results were impacted by unfavorable winter weather comparisons in California and the southwest, which were partially offset by favorable winter weather comparisons in the northwest. Sales of non-winter-related products were generally in line with the Company’s expectations for the quarter.
For the 52 weeks ended January 1, 2006, net sales increased 3.8% to $812.1 million from $782.2 million for the corresponding 53-week fiscal year in 2004. On a comparable 52-week basis for both fiscal 2005 and 2004, net sales increased 5.7% and same store sales increased 2.4%.
During the fourth quarter, the Company experienced higher costs than anticipated related to the ongoing transition to the Company’s new distribution center in Riverside, California.

These incremental costs resulted primarily from the need to devote additional labor resources to address the complexities of operating two distribution center facilities simultaneously during the transition while minimizing disruption of product flow to the Company’s stores over the holiday period. The Company expects the impact of these higher costs will reduce earnings per diluted share for the fourth quarter by approximately $0.06 from the Company’s original fourth quarter guidance. The Company continues to expect to be fully operational at the new distribution center facility by the end of the first quarter of fiscal 2006. However, the Company expects to continue to devote more labor resources to the transition than previously anticipated during the first quarter of fiscal 2006 in order to facilitate smooth product flow between the Company’s distribution facilities and its stores.
The Company now expects earnings per diluted share for the fourth quarter of fiscal 2005 to be in the range of $0.32 to $0.35 versus previous guidance of $0.40 to $0.44 per diluted share.
“Although we are pleased to have achieved our 40th consecutive quarterly increase in same store sales, we are disappointed that our sales performance fell somewhat short of our plan, with particular softness in winter-related categories,” said Steven G. Miller, Big 5’s Chairman, President and Chief Executive Officer. “Our move to the new distribution center has been an enormous task and we are pleased that we remain on schedule to complete the transition during the first quarter of 2006. We very much look forward to running all distribution operations out of our new facility in the near future.”
About Big 5 Sporting Goods Corporation
Big 5 is a leading sporting goods retailer in the United States, operating 324 stores in 10 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in costs of goods, operating expense fluctuations, disruption in product flow or increased costs related to distribution center operations, changes in interest rates and economic conditions in general. Those and other risks are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 2,

2005 and its Quarterly Report on Form 10-Q for the quarter ended October 2, 2005. Big 5 disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.
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